UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2010

First Midwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois (Address of principal executive offices)		60143 (Zip Code)
(630) 875-7450 (Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FIRST MIDWEST BANCORP, INC.
FORM 8-K
April 28, 2010

Item 8.01. Other Events

On Friday, April 23, 2010 First Midwest Bancorp, Inc. (“FMBI”) announced that its wholly-owned subsidiary First Midwest Bank (“First Midwest”) acquired certain deposits and assets of Peotone, Illinois-based Peotone Bank and Trust Company (“Peotone Bank”) in a transaction facilitated by the Federal Deposit Insurance Corporation (“FDIC”).  Through this transaction, First Midwest assumed approximately $84 million in deposits and purchased approximately $91 million in assets based on financial data as of March 31, 2010. First Midwest entered into a loss sharing agreement with the FDIC which will cover approximately $56 million of the acquired assets and protect First Midwest from 80% of the net losses on the covered assets.   First Midwest expects to realize an after-tax gain of approximately $2 million on the transaction.

The former Peotone Bank had two locations in the western suburbs of Chicago (200 West Corning Avenue, Peotone, Illinois and 5601 Monee Manhattan Road, #111, Monee, Illinois), both of which will operate as branches of First Midwest.  These branches will enhance First Midwest’s footprint in Will County and strengthen the company’s suburban Chicago franchise.

A copy of the press release issued by First Midwest regarding the transactions is attached as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Financial Statements and Exhibits. 99.1 First Midwest Press Release dated April 23, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date: April 28, 2010	/s/ CYNTHIA A. LANCE
By: Cynthia A. Lance Executive Vice President and Corporate Secretary